EXHIBIT 99.1

Tuesday, April 26, 2016

Contact:	Tom Cherry, President Jason Long, Chief Financial Officer
(804) 843-2360

C&F Financial Corporation

Announces First Quarter Net Income

West Point, Va., April 26, 2016—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank (the Bank),  today reported net income of $2.4 million for the first quarter of 2016, or $0.70 per common share assuming dilution, compared with $2.6 million, or $0.77 per common share assuming dilution, for the first quarter of 2015.

For the first quarter of 2016, the Corporation’s annualized return on average common equity (ROE) and annualized return on average assets (ROA) were 7.33 percent and 0.69 percent, respectively, compared to 8.52 percent ROE and 0.79 percent ROA for the first quarter of 2015.  The decline in ROE and ROA for the first quarter of 2016,  compared to the first quarter of 2015, resulted from the decrease in earnings and growth in average equity and assets.

“The Corporation’s net income for the first quarter of 2016 was  $2.4 million,” said Larry Dillon, Chairman and Chief Executive Officer of C&F Financial Corporation. “Increased earnings at our retail and mortgage banking segments  were offset by a decrease in earnings at our consumer finance segment.  The increases in earnings at our retail and mortgage banking segments were the results of strong loan growth and an increasing pipeline of loans held for sale at our retail and mortgage banking segments, respectively. The earnings at our consumer finance segment continues to be adversely affected by aggressive competition, which includes relaxed underwriting standards and lower rates to increase volume.”

“Net income for the first quarter of 2016, while lower than the first quarter of 2015, was slightly ahead of our 2016 expectations,” said Tom Cherry, President of C&F Financial Corporation.  “We are pleased with earning asset growth thus far in 2016, in particular at the retail banking segment where average total loans for the first quarter of 2016 increased 11.8 percent over the first quarter of 2015 and at an annualized rate of 13.3 percent over the fourth quarter of 2015. Organic growth at the consumer finance segment continued to present challenges for us in the first quarter of 2016 due to economic and competitive pressures. We continue to invest in our technology infrastructure across all segments, which will assist us in making more accurate and efficient credit decisions and meeting the ever-changing compliance and regulatory environment that is inherent in the financial services industry.  Remaining efficient, doing things the right way, and delivering on customer service are keys to our long-term profitability.”

Retail Banking Segment.    C&F Bank, which comprises the retail banking segment, reported net income of  $1.3 million for the first quarter of 2016, compared to net income of $1.2 million for the first quarter of 2015.

The improvement in net income of the retail banking segment for the first quarter of 2016 resulted from (1) the effect of loan growth on interest income, as average loans at C&F Bank increased $65.6 million or 11.8 percent from March 31, 2015 to March 31, 2016, (2) the benefit of consistent loan credit quality with historically low charge-offs,  an increase in recoveries of previously charged-off loans, and decreased expenses associated with nonperforming loans, and (3) a lower cost of borrowings resulting from the maturity of a portion of the Bank’s higher-rate FHLB advances, which occurred in the third quarter of 2015. Offsetting these positive factors were (1) a decline in the yield on the Bank’s investment and loan portfolios due to the effects of the low interest rate environment, (2) a decline in the net accretion attributable to acquisition accounting adjustments, as discussed below, and (3)  higher operating expenses associated with strengthening C&F Bank’s technology infrastructure, expanding its product offerings and promoting brand awareness.

The results for the first quarter of 2016 for the retail banking segment include the acquisition accounting adjustments recorded in connection with the 2013 acquisition of Central Virginia Bank (CVB). The net accretion attributable to these adjustments recognized in the first quarter of 2016 was  $206,000, net of taxes ($312,000 before taxes), compared to $487,000, net of taxes ($738,000 before taxes) recognized in the first quarter of 2015.

C&F Bank’s total nonperforming assets were $6.8 million at March 31, 2016, compared to $7.1 million at December 31, 2015. Nonperforming assets at March 31, 2016 included $5.6 million in nonaccrual loans, compared to $6.2 million at December 31, 2015, and $1.2 million in other real estate owned (OREO), compared to $942,000 at December 31, 2015.  The OREO increase during the first quarter of 2016 primarily consisted of one newly-constructed residential property, which was sold subsequent to March 31, 2016.

Mortgage Banking Segment.    C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $322,000 for the first quarter of 2016, compared to net income of $47,000 for the first quarter of 2015.

The improvement in net income of the mortgage banking segment resulted from an increase in the mortgage loan pipeline and mortgage loans sold during the first quarter of 2016,  compared to the first quarter of 2015, which resulted in higher gains on sale of loans, coupled with higher ancillary fees. These revenue increases were partially offset by an increase in compensation associated with increased staffing in the compliance, underwriting and closing departments.  These staff increases, which began in 2015, were part of the mortgage banking segments efforts to comply with the new mortgage disclosure regulations that took effect in October 2015.  In addition, compensation expense has increased due to the C&F Mortgage loan officer training school that launched in the second quarter of 2015.

Consumer Finance Segment.    C&F Finance Company, which comprises the consumer finance segment, reported net income of $1.1 million for the first quarter of 2016, compared to net income of $1.7 million for the first quarter of 2015.    The decline in net income for the first quarter of 2016, compared to the  first quarter of 2015, was principally due to a $1.1 million increase in the segment’s provision for loan losses, which is attributable to higher charge-offs in the first quarter of 2016.  Partially offsetting the effect of the higher provision for loan losses was a $9.6 million increase in average loans and  a 15 basis point increase in loan yield during the first quarter of 2016, compared to the first quarter of 2015.  The increases in average loans and yield were attributable to the purchase of a consumer finance loan portfolio at the end of the second quarter of 2015.

The results of the consumer finance segment included a $4.6 million provision for loan losses for first quarter of 2016, compared to $3.5 million for the first quarter of 2015. The annualized net charge-off ratio for the first quarter of 2016 was 6.19 percent, compared to 5.05 percent for the first quarter of 2015. Loan charge-offs increased for the first quarter of 2016 due to (1) net charge-offs related to the consumer finance loan portfolio purchased during the second quarter of 2015, which had the effect of increasing this ratio 55 basis points for the first quarter of 2016 and (2) economic and competitive factors affecting non-prime consumer finance customers.    The allowance for loan losses to total loans increased to 8.32 percent at March 31, 2016, compared to 8.21 percent at December 31, 2015. Despite the increase in charge-offs for the first quarter of 2016, compared to the first quarter of 2015, management believes that the current allowance for loan losses is adequate to absorb probable losses inherent in the consumer finance loan portfolio. At March 31, 2016 total delinquent loans as a percentage of total loans declined to 2.83 percent from 6.22 percent at December 31, 2015 and 2.90 percent at March 31, 2015.  At March 31, 2016, repossessed assets totaled $1.9 million, compared to $2.1 million at December 31, 2015, and $1.6 million at March 31, 2015. If factors influencing the consumer finance segment result in a higher net charge-off ratio in the future, C&F Finance Company may need to increase the level of its allowance for loan losses, which could negatively affect future earnings.

Other Segments. Other segments, which principally includes the Corporation’s holding company operations and wealth management subsidiary, reported an aggregate net loss of $309,000 for the first quarter of 2016, compared to a net loss of $274,000 for the first quarter of 2015.  The higher net loss during the quarter ended March 31, 2016 was due to lower earnings from the Corporation’s wealth management subsidiary.

Capital and Dividends.    The Corporation declared a quarterly cash dividend of 32 cents per share during the first quarter of 2016, which was paid on April 1, 2016.  This dividend equates to a payout ratio of 45.71 percent of first quarter of 2016 earnings per share. The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, capital levels, and expected future earnings.

About C&F Financial Corporation.    C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $39.15 per share on April  25, 2016.  At March 31, 2016, the book value of the Corporation was $38.64 per common share.

C&F Bank operates 25 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through 13 offices located in Virginia, Maryland, and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that FTE measures provide users of the Corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the Corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives, asset quality, adequacy of allowances for loan losses, capital levels, the effect of future market and industry trends, including competitive trends in the non-prime consumer finance markets, and the effects of future interest rate levels and fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and the Bank, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, including the effect of these policies on interest rates and business in our markets, (6) the value of securities held in the Corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the Corporation’s counterparties and the economy in general, (14) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (15) demand for financial services in the Corporation’s market area, (16) reliance on third parties for key services, (17) the commercial and residential real estate markets, (18) demand in the secondary residential mortgage loan markets, (19) the Corporation’s expansion and technology initiatives, and (20) accounting principles, policies and guidelines and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 and other reports filed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	3/31/2016	12/31/2015	3/31/2015
	(unaudited)	**	(unaudited)
Interest-bearing deposits in other banks	$140,765	$143,264	$163,774
Investment securities - available for sale, at fair value	216,256	219,476	220,834
Loans held for sale, at fair value	25,426	44,000	41,477
Loans, net:
Retail Banking segment	621,183	595,196	551,968
Mortgage Banking segment	2,872	2,895	2,890
Consumer Finance segment	265,117	267,801	253,295
Restricted stocks, at cost	3,403	3,345	3,345
Total assets	1,404,824	1,405,076	1,363,825
Deposits	1,075,088	1,073,633	1,051,867
Repurchase agreements	17,538	17,093	18,072
Borrowings	156,177	160,168	147,600
Shareholders' equity	133,344	131,059	124,318

	For The
	Quarter Ended
Results of Operations	3/31/2016	3/31/2015
	(unaudited)
Interest income	$21,965	$20,803
Interest expense	2,262	2,031
Provision for loan losses:
Retail Banking segment	-	-
Mortgage Banking segment	-	15
Consumer Finance segment	4,600	3,500
Noninterest income:
Gains on sales of loans	1,730	1,645
Other	3,433	3,456
Noninterest expenses:
Salaries and employee benefits	10,171	10,164
Other	6,919	6,586
Income tax expense	752	963
Net income	2,424	2,645
Earnings per common share - assuming dilution	0.70	0.77
Earnings per common share - basic	0.70	0.77

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	20,230	19,027
Interest income on securities-FTE	2,087	2,240
Total interest income-FTE	22,494	21,367
Net interest income-FTE	20,232	19,336

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

**Derived from audited consolidated financial statements.

	For The
	Quarter Ended
Segment Information	3/31/2016	3/31/2015
	(unaudited)
Net income - Retail Banking	$1,329	$1,185
Net income - Mortgage Banking	322	47
Net income - Consumer Finance	1,082	1,687
Net loss - Other and Eliminations	(309)	(274)
Mortgage loan originations - Mortgage Banking	103,972	115,948
Mortgage loans sold - Mortgage Banking	122,546	102,750

	For The
	Quarter Ended
Average Balances	3/31/2016	3/31/2015
	(unaudited)

Interest-bearing deposits in other banks and federal funds sold	$140,038	$165,507
Investment securities - available for sale, at amortized cost	211,609	212,263
Loans held for sale	28,578	28,882
Loans:
Retail Banking segment	620,117	554,565
Mortgage Banking segment	3,482	3,325
Consumer Finance segment	289,966	280,371
Restricted stocks, at cost	3,348	3,429
Total earning assets	1,297,138	1,248,342
Total assets	1,397,456	1,343,763

Time, checking and savings deposits	867,894	862,132
Borrowings	175,563	166,085
Total interest-bearing liabilities	1,043,457	1,028,217
Demand deposits	198,424	171,465
Shareholders' equity	132,327	124,108

Asset Quality	3/31/2016	12/31/2015	3/31/2015
	(unaudited)	**	(unaudited)
Retail Banking
Loans, excluding purchased loans	$556,220	$525,283	$466,425
Purchased performing loans[1]	63,362	67,022	76,799
Purchased credit impaired loans[1]	12,770	13,908	19,824
Total loans	$632,352	$606,213	$563,048

Nonaccrual loans[2]	$5,359	$5,615	$4,320
Purchased performing-nonaccrual loans[3]	248	542	589
Total nonaccrual loans	5,607	6,157	4,909
Other real estate owned (OREO)[4]	1,194	942	790
Total nonperforming assets[5]	$6,801	$7,099	$5,699

Accruing loans past due for 90 days or more[6]	$237	$761	$25

Troubled debt restructurings (TDRs), excluding purchased loans[2]	$5,402	$5,080	$5,435
Purchased performing TDRs[7]	260	264	275
Total TDRs	$5,662	$5,344	$5,710

Allowance for loan losses (ALL)	$11,169	$11,017	$11,080
Nonperforming assets to loans and OREO	1.07%	1.17%	1.01%
ALL to total loans, excluding purchased credit impaired loans	1.80%	1.86%	2.04%
ALL to total nonaccrual loans	199.19%	178.93%	225.71%
Annualized net recoveries to average loans	(0.10)%	(0.01)%	(0.09)%

Mortgage Banking
Nonaccrual loans	$41	$-	$-
Total Loans	$3,470	$3,493	$3,458
ALL	$598	$598	$568
Nonperforming loans to total loans	1.18%	n/a	n/a
ALL to loans	17.23%	17.12%	16.43%
ALL to nonaccrual loans	1,458.54%	n/a	n/a

Consumer Finance
Nonaccrual loans	$184	$830	$336
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$289,188	$291,755	$277,344
ALL	$24,071	$23,954	$24,049
Nonaccrual loans to total loans	0.06%	0.28%	0.12%
ALL to total loans[8]	8.32%	8.21%	8.67%
Annualized net charge-offs to average total loans[9]	6.19%	5.50%	5.05%

[1]

The loans acquired from CVB are tracked in two separate categories: "purchased performing" and "purchased credit impaired." The fair value adjustments for the purchased performing loans are $834,000 at 3/31/16, $932,000 at 12/31/15 and $1.1 million at 3/31/15 for interest and $2.8 million at 3/31/16,  $3.0 million at 12/31/15 and  $3.6 million at 3/31/15 for credit. The fair value adjustments for the purchased credit impaired loans are $3.9 million at 3/31/16, $4.0 million at 12/31/15 and  $4.7 million at 3/31/15 for interest and $7.8 million at 3/31/16, $7.8 million at 12/31/15,  and $9.9 million at 3/31/15 for credit.

[2]	Nonaccrual loans include nonaccrual TDRs of $2.4 million at 3/31/16, $2.5 million at 12/31/15, and $2.2 million at 3/31/15.
[3]	Purchased performing-nonaccrual loans are presented net of fair value interest and credit marks totaling $238,000 at 3/31/16, $247,000 at 12/31/15 and $249,000 at 3/31/15.
[4]	OREO is recorded at its estimated fair value less cost to sell.

[5]

As required by acquisition accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information.

[6]	Accruing loans past due for 90 days or more includes purchased credit impaired loans of $235,000 at 3/31/16 and $172,000 at 12/31/15.
[7]	Purchased performing TDRs are accruing and are presented net of fair value interest and credit marks totaling $8,300 at 3/31/16, $8,300 at 12/31/15 and $9,000 at 3/31/15.
[8]

The consumer finance loan portfolio purchased during the second quarter of 2015 had the effect of decreasing the allowance to total loans ratio by 27 basis points at 3/31/16 and 32 basis points at 12/31/15.

[9]

The consumer finance loan portfolio purchased during the second quarter of 2015 had the effect of increasing the annualized net charge-off ratio by 55 basis points for the quarter ended 3/31/16 and 56 basis points for the year ended 12/31/15.

**Derived from audited consolidated financial statements.

	As Of and For The
	Quarter Ended
Other Data and Ratios	3/31/2016	3/31/2015
	(unaudited)
Annualized return on average assets	0.69%	0.79%
Annualized return on average common equity	7.33%	8.52%
Annualized net interest margin	6.28%	6.22%
Dividends declared per common share	$0.32	$0.30
Weighted average common shares outstanding - assuming dilution	3,449,739	3,414,539
Weighted average common shares outstanding - basic	3,448,630	3,414,172
Market value per common share at period end	$38.20	$34.95
Book value per common share at period end	$38.64	$36.63
Price to book value ratio at period end	0.99	0.95
Price to earnings ratio at period end (ttm)	10.58	9.87

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The Quarter Ended
	3/31/2016			3/31/2015
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$20,206	$24	$20,230	$19,018	$9	$19,027
Interest income on securities	1,582	505	2,087	1,685	555	2,240
Total interest income	21,965	529	22,494	20,803	564	21,367
Net interest income	19,703	529	20,232	18,772	564	19,336

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures.”